EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements of UnionBanCal Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in method of accounting for defined pension and other postretirement plans as of December 31, 2006) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2008